Exhibit 23.8

DONALD HARRIS
c/o Midway Gold Corp.
Unit 1 - 15782 Marine Drive
White Rock, British Columbia
 V4B 1E6

CONSENT OF EXPERT
FILED BY SEDAR AND EDGAR

February 2, 2011

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:	Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated February 2, 2011 (the "Prospectus") and Registration Statement on Form S-3 (the "Registration Statement")

I refer to the reports entitled "Spring Valley Project, Nevada, NI 43-101 Technical Report" dated effective March 25, 2009 and "Pan Project, White Pine County, Nevada, NI 43-101 Technical Report" dated effective December 1, 2009 (together, the "Reports"), as referenced in the Prospectus, the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports in the Prospectus and the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form S-3 filed on February 2, 2011, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

/s/ Donald Harris
Donald Harris, M.Sc., CPG, RG